Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-220507) on Form S-8 of JBG SMITH Properties of our reports dated June 8, 2017, with respect to the (i) combined statement of revenues and expenses from real estate operations of the JBG Real Estate Operating Assets for the year ended December 31, 2016; and (ii) consolidated financial statements of JBG/Operating Partners, L.P. as of and for the year ended December 31, 2016, which reports appear in the Form 8-K of JBG SMITH Properties dated July 2, 2018.

/s/ KPMG LLP

McLean, Virginia

July 2, 2018